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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


CONTACTS:         Tim Carroll                    Michael Newman
                  Vice President and             Investor Relations
                  Chief Financial Officer        StreetConnect
                  Aris Corporation               (206) 320-1231
                  (425) 372- 2708

           ARIS ANNOUNCES SALE AND CLOSURE OF U.S. TRAINING OPERATIONS

                Company focuses on growth of eBusiness consulting


BELLEVUE, WA - MARCH 31, 2000 -- ARIS CORPORATION (Nasdaq: ARSC), a provider of integrated eBusiness and IT solutions, today announced that the Company has signed a letter of intent to sell its Seattle and Portland training facilities to members of Aris' U.S. Education management team. Under terms of the agreement, Aris will receive approximately $3.0 million in cash and other considerations for the facilities. The deal is expected to close on April 30.

In addition, the Company's U.S. training facilities in Washington D.C. and Denver will be closed in the second quarter upon the completion of certain contractual training obligations. The Company is exploring strategic alternatives for its remaining U.S. training operations in Dallas. "This transaction allows us to deliver on our commitment to reposition our Company around our eBusiness consulting solutions," said Paul Song, President and Chief Executive Officer of Aris. "Our primary focus is to grow our eBusiness revenues through capturing web-based consulting and interactive Enterprise Relationship Management development opportunities. I believe the steps we have taken and are continuing to take will make Aris much stronger and better positioned to take advantage of the enormous eBusiness consulting opportunities we see developing."

The U.S. Education division contributed approximately $17.7 million to Aris' total fiscal 1999 revenue of $118.0 million. The Seattle/Portland training centers were the largest centers in Aris' U.S. Education division and accounted for approximately $9.4 million revenue in fiscal 1999. The total operating loss from the U.S. Education division in 1999 was $2.9 million.

Aris will report a first quarter pre-tax restructuring charge of between $3 million to $4 million related to the sale of the Seattle and Portland training centers and for costs related to the closures. Almost all of the charge represents non-cash expenses.

ABOUT ARIS CORPORATION

Aris Corporation provides an integrated eBusiness solutions approach called Interactive Enterprise Relationship Management (iERM), designed to improve a company's relationships with customers, vendors, suppliers and employees by leveraging the power of the Internet. Aris has offices across the U.S. and in the United Kingdom, with over 800 employees worldwide, and is headquartered in Bellevue, WA.



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Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. Statements contained in this release regarding the Company's anticipated future earnings and results of operations, its eBusiness strategy, future hiring patterns, and on the Company's ability to expand its eBusiness solutions and new product releases by the Company are "forward-looking statements", as the phrase is defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements by the Company are subject to certain risks, including future client demand for integrated eBusiness and IT solutions; competition from other businesses providing similar services to that of the Company; the Company's ability to successfully execute its business strategy and management and operational re-alignment of its consulting and training businesses; the Company's ability to attract, retain and motivate highly skilled eBusiness and IT professionals; its dependence upon key vendors of software technology; competitive pressures and lower operating margins of the Company's training division and efforts to identify and execute strategic alternatives for that business; the Company's ability to successfully integrate the acquisition of fine.com; and issues that may arise in product development and possible decisions by third parties to delay or cancel the release of products under development. Those risks and uncertainties are discussed in more detail in the Company's periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.



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